EXHIBIT 5.1

May 13, 2015

Board of Directors
Digital Power Corporation
48430 Lakeview Blvd.
Fremont, CA 94538

Dear Sirs:

RE:	Digital Power Corporation - Registration Statement on Form S-3

We act as counsel for Digital Power Corporation, a California corporation (the “Company”). We are furnishing this opinion at your request in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register up to $2 million of its securities consisting of (i) shares of common stock, no par value (“Common Stock”), (ii) warrants to purchase shares of Common Stock (“Warrants”), (iii) rights to purchase securities of the Company (“Rights”), and (iv) units consisting of Common Stock, Warrants or Rights or a combination of these securities (“Units”) that may be sold by the Company. The Common Stock, Warrants, Rights and Units that may be sold by the Company are hereinafter referred to collectively as the “Shelf Securities”. In addition, the Company is registering 600,000 shares of Common Stock (the “Selling Shareholder Common Stock”) which may be sold by the selling shareholder as described in the Registration Statement. The Shelf Securities may be issued and sold, and Selling Shareholder Common Stock may be sold, from time to time as set forth in the Registration Statement, any amendment thereto, and the prospectus and any supplements thereto (“Prospectus Supplement”) to be filed pursuant to the rules and regulations promulgated under the Securities Act.

The Warrants, either individually, or in combination with other Shelf Securities, may be issued under a separate warrant agency agreement (a “Warrant Agreement”) to be entered into between the Company and one or more entities acting as warrant agent. The Rights, either individually, or in combination with other Shelf Securities, may be issued under a separate rights agreement (a “Rights Agreement”) to be entered into between the Company and one or more entities acting as a rights agent. The Units will be issued under a unit agreement (the “Unit Agreement”) between the Company and a unit agent to be specified therein. The Warrant Agreement, Rights Agreement and Unit Agreement are referred to herein collectively as “Governing Documents”.

Board of Directors
Digital Power Corporation

May 13, 2015

In connection with these opinions, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws and such matters of fact and questions of law as we have considered appropriate for purposes of these opinions. As to certain factual matters, we have relied upon a Certificate of Officers of even date (the “Officers’ Certificate”) executed by the President and Secretary of the Company, respectively.

In addition, in rendering these opinions, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; and (v) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We are qualified to carry on the practice of law in the State of California. Our opinions below are expressed only with respect to the laws of the State of California and the Federal laws of the United States applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinions are expressed in effect on the date of these opinions. We have no responsibility or obligation to (i) update these opinions, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in these opinions. Nor do we have any responsibility or obligation to consider the applicability or correctness of these opinions to any person other than the addressee.

Our opinions expressed herein are based on the following assumptions:

(a)     at or prior to the time of the delivery of the Shelf Securities and Selling Shareholder Common Stock, the Registration Statement, including all necessary post-effective amendments, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded;

Board of Directors
Digital Power Corporation

May 13, 2015

(b)     an appropriate Prospectus Supplement with respect to any offered Shelf Securities and (if required) Selling Shareholder Common Stock will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(c)     the Shelf Securities and Selling Shareholder Common Stock will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;

(d)     if the offered Shelf Securities are to be sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto;

(e)     at the time of issuance and sale of any Common Stock, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance;

(f)     at the time of any offering or sale of any Common Stock, Warrants, Rights or Units consisting of Common Stock, Warrants or Rights exercisable or exchangeable into Common Stock, in whole or in part (such Warrants, Rights and Units, collectively “Convertible Securities”) and as of the date of the issuance of any Common Stock issuable upon exercise of any Convertible Securities, there will be sufficient Common Stock authorized and unissued under the Company’s then operative constating documents and not otherwise reserved for issuance;

(g)     any Common Stock issuable upon exercise of offered Convertible Securities will have been duly authorized, created and reserved for issuance upon such exercise;

(h)     at the time of the issuance of any Shelf Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Shelf Securities and to execute and deliver any applicable Governing Document;

Board of Directors
Digital Power Corporation

May 13, 2015

(i)     any applicable Governing Document will have been duly authorized, executed and delivered by the parties thereto (other than the Company), as applicable, and constitutes legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with its terms;

(j)     the terms of the offered Shelf Securities and of their issuance and sale have been duly established in conformity with the Company’s constating documents, so as not to violate any applicable law or Governing Document, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the parties (other than the Company) to a Governing Document, as applicable;

(k)     the Board will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board in form and content as required by applicable law, to approve the issuance and terms of the offered Shelf Securities, the consideration to be received therefor, the applicable Governing Documents, if any, and the execution thereof, and related matters (the “Authorization”);

(l)      the Company will have received the agreed upon consideration for the issuance of the offered Shelf Securities and such Shelf Securities will have been delivered by or on behalf of the Company against payment therefor; and

(m)    the offered Shelf Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company’s constating documents, applicable law, applicable Governing Documents, if any, and the Authorization.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:

1.     With respect to the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Company, or upon conversion, exchange or exercise of any other security in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, each share of Common Stock will be validly issued, fully paid and non-assessable;

Board of Directors
Digital Power Corporation

May 13, 2015

2.     With respect to the Warrants, when (a) one or more agreements (incorporating the provisions as are contained in a document which will be filed as an exhibit to or incorporated by reference in the Registration Statement) have been duly executed and delivered by the Company and a warrant agent, if any, and (b) the Warrants have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement as approved by the Board, for the consideration approved by the Board, the Warrants will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

3.     With respect to the Rights, when (a) one or more agreements (incorporating the provisions as are contained in a document which will be filed as an exhibit to or incorporated by reference in the Registration Statement) have been duly executed and delivered by the Company and a rights agent, if any, and (b) the Rights have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement as approved by the Board, for the consideration approved by the Board, the Rights will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

4.     With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance, execution and terms of any Units, the related Unit Agreements and any Shelf Securities which are components of the Units, the terms of the offering thereof and related matters, (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units, the Unit Agreements, and the Shelf Securities that are components of such Units, in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board, and otherwise in accordance with the provisions of the applicable (i) Warrant Agreement, in the case of Warrants, and (ii) Rights Agreement, in the case of Rights, such Units will be validly issued and will entitle the holders thereof to the rights specified in the Unit Agreements; and

Board of Directors
Digital Power Corporation

May 13, 2015

5.       The Common Stock to be sold by the Selling Shareholder is validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

(i)       the enforceability of any agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally;

(ii)      the enforceability of the obligations of a party under any agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including, without limitation:

a.     concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

b.     the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

c.     the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgment;

d.     the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence;

(iii)      we express no opinion as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(iv)      we express no opinion as to the enforceability of any term providing that modifications, amendments or waivers are not binding, unless in writing;

(v)       we express no opinion with respect to rights to indemnity and contribution;

(vi)      a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defense thereto;

Board of Directors
Digital Power Corporation

May 13, 2015

(vii)     the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(viii)    public policy considerations which may limit the rights or parties to obtain remedies.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

weintraub|tobin

law corporation

/s/ WEINTRAUB TOBIN CHEDIAK COLEMAN GRODIN